Exhibit 4.2

VIQ Solutions Inc.

Consolidated Financial Statements

And Independent Auditors’ Report thereon

Years ended December 31, 2020 and 2019

(Expressed in United States dollars)

KPMG LLP

Vaughan Metropolitan Centre 100 New Park Place

Suite 1400

Vaughan, ON Canada L4K 0J3 Telephone (905) 265-5900

Fax (905) 265-6390

www.kpmg.ca

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of VIQ Solutions Inc.

Opinion

We have audited the consolidated financial statements of VIQ Solutions Inc. (the Entity), which comprise:

•	the consolidated statement of financial position as at December 31, 2020

•	the consolidated statement of loss and comprehensive loss for the year then ended

•	the consolidated statement of changes in shareholders’ equity for the year then ended

•	the consolidated statement of cash flows for the year then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2020, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditors’ Responsibilities for the Audit of the Financial Statements” section of our auditors’ report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG Canada provides services to KPMG LLP.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2020. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matters described below to be the key audit matters to be communicated in our auditors’ report.

Evaluation of the fair value of contingent consideration and acquired intangible assets for business combinations

Description of the matter

We draw attention to Notes 2(e), 3(i) and 4 to the financial statements. On January 31, 2020, the Entity acquired 100% of the assets of ASC Services LLC (“ASC”). On February 26, 2020, the Entity acquired 100% of the shares of WordZXpressed Inc. (“WordZ”). The acquisitions of ASC and WordZ were each determined to be a business combination and were accounted for using the acquisition method. The total consideration was $5,175,096 for ASC, including contingent consideration of

$2,038,596, and $3,861,347 for WordZ, including contingent consideration of $1,671,670. The acquisition-date fair value for the customer relationships and other intangible assets was $2,880,000 and $550,000, respectively, for ASC and $2,220,000 and $260,000, respectively, for WordZ. The Entity’s significant assumptions in determining the fair values of the contingent consideration and the acquired intangible assets include:

•	Forecasted revenues attributable to the acquired businesses

•	Forecasted earnings before interest, taxes, depreciation and amortization (EBITDA)

•	Discount rates.

Why the matter is a key audit matter

We identified the evaluation of the fair value of contingent consideration and acquired intangible assets for business combinations as a key audit matter. This matter represented significant auditor judgement due to the high degree of estimation uncertainty in determining the fair values of contingent consideration and acquired intangible assets. In addition, specialized skills and knowledge were required in evaluating the results of our audit procedures due to the sensitivity in the Entity’s determination of fair values to changes to certain significant assumptions.

How the matter was addressed in the audit

The following are the primary procedures we performed to address this key audit matter:

•	We read the share purchase agreements for each of the business combinations.

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•	We compared the Entity’s forecasted revenues and EBITDA to the historical actual results to assess the Entity’s ability to accurately forecast.

•	We involved valuations professionals with specialized skills and knowledge, who assisted in evaluating the appropriateness of the Entity’s discount rates by comparing to discount rates that were independently developed using publicly available data for comparable entities for each acquisition.

Impairment of goodwill and intangible assets

Description of the matter

We draw attention to Notes 2(e), 3(i) and 8 to the financial statements. The goodwill and intangible balances are $6,976,096 and $12,118,352, respectively. The Entity reviews goodwill and intangible assets for impairment annually, or more frequently when there are indicators that impairment may have occurred. The Entity recorded an impairment charge of $2,258,369. When performing impairment tests, the Entity uses judgment in estimating the recoverable values of the cash-generating units (“CGUs”) and uses internally developed valuation models that consider various factors and assumptions including forecasted cash flows, revenue growth rates, earnings margins and discount rates. The use of different assumptions and estimates could influence the determination of the existence of impairment and the valuation of goodwill and intangible assets. The recoverable amount of the CGUs is estimated based on an assessment of their value in use using a discounted cash flow approach. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate. The Entity has made certain assumptions in determining the cash flow projections. Key assumptions include revenue growth rates, earnings margins and discount rates.

Why the matter is a key audit matter

We identified the evaluation of impairment of goodwill and intangible assets as a key audit matter. This matter represented a significant risk of material misstatement given the magnitude of the goodwill and intangible asset amounts and the high degree of estimation uncertainty in determining the recoverable amount of each CGU. In addition, significant auditor judgment was required in evaluating the results of our audit procedures due to the sensitivity of the recoverable amount to changes in certain key assumptions.

How the matter was addressed in the audit

The following are the primary procedures we performed to address this key audit matter.

•	We assessed the historical accuracy of revenue growth rates and earnings margins by comparing the Entity’s past projections to actual and historical performance. In addition, we compared the revenue growth rates to current industry, market and economic trends.

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•	To assess the impact of the discount rate assumption, we performed sensitivity analysis on that assumption by using recent transactions.

Other Matter – Comparative Information

The financial statements for the year ended December 31, 2019 were audited by another auditor who expressed an unmodified opinion on those financial statements on April 16, 2020.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditors’ report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors’ report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

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Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

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•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditors’ report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Chartered Professional Accountants, Licensed Public Accountants

The engagement partner on the audit resulting in this auditors’ report is Lesley Bridget Luk.

Vaughan, Canada

April 14, 2021

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VIQ Solutions Inc.

Consolidated Statements of Financial Position

(Expressed in United States dollars)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash	$16,835,671	$1,707,654
Trade and other receivables, net of allowance for doubtful accounts
(note 5)	4,475,751	3,169,545
Inventories	49,381	64,706
Prepaid expenses and deposits	254,230	184,207
	21,615,033	5,126,112
Non-current assets
Restricted cash	42,835	37,536
Property and equipment (note 7)	215,835	111,587
Right of use assets (note 18)	309,566	647,046
Intangible assets (note 8)	12,118,352	10,216,461
Goodwill (note 8)	6,976,096	4,295,515
Deferred tax assets (note 20)	1,441,942	334,542
Total assets	$42,719,659	$20,768,799

Liabilities
Current liabilities
Trade and other payables and accrued liabilities (note 6)	$5,305,600	$3,515,028
Income tax payable (note 20)	201,592	94,606
Share appreciation rights plan obligations (note 10)	126,503	149,078
Current portion of long-term debt (note 9)	1,486,136	1,103,438
Current portion of convertible note (note 9 (c))	-	2,336,804
Current portion of lease obligations (note 19)	113,218	307,436
Current portion of contract liabilities	1,252,957	455,026
	8,486,006	7,961,416
Non-current liabilities
Deferred tax liability (note20)	60,587	4,205
Long-term convertible note (note 9 (c))	-	3,601,182
Long-term debt (note 9)	12,138,799	6,505,637
Long-term contingent consideration (note 4)	1,575,528	-
Long-term lease obligations (note 19)	240,981	382,208
Long-term contract liabilities	70,834	-
Other long-term liabilities	360,525	103,629
Total liabilities	22,933,260	18,558,277

Shareholders’ equity
Capital stock (note 10)	50,234,551	21,987,937
Contributed surplus	4,970,945	4,552,528
Accumulated other comprehensive income (loss)	(78,906)	(135,058)
Deficit	(35,340,191)	(24,194,885)
Related party transactions (note 22)	19,786,399	2,210,522
Commitments, contractual obligations and contingencies (notes 19, 21)
Subsequent events (notes 1, 9, 22 and 24)
Total liabilities and shareholders’ equity	$42,719,659	$20,768,799

See accompanying notes to consolidated financial statements.

Approved by the Board	Signed “Larry Taylor”	Signed “Sebastien Paré”
	Larry Taylor, Director	Sebastien Paré, CEO and Director

VIQ Solutions Inc.

Consolidated Statements of Loss and Comprehensive Loss
(Expressed in United States dollars)

	Year ended December 31,
	2020	2019
Revenue (note 15)	$ 31,749,693	$ 25,096,308
Cost of sales	15,599,437	14,276,321
Gross profit	16,150,256	10,819,987

Expenses (note 16)
Selling and administrative expenses	11,034,902	8,954,512
Research and development expenses	1,074,178	994,640
Stock-based compensation (note 11)	725,316	195,113
Foreign exchange (gain) loss	(132,306)	217,040
Depreciation	445,995	528,484
Amortization	4,813,248	2,973,945
	17,961,333	13,863,734
Loss before undernoted items and income taxes	(1,811,077)	(3,043,747)

Interest expense (note 9)	(4,934,517)	(1,549,904)
Accretion and other financing expense (note 9)	(1,216,949)	(916,734)
Gain (loss) on revaluation of conversion feature liability (note 9 (c))	(1,308,440)	2,330,964
Loss on repayment of long-term debt (note 9)	(1,497,804)	–
Business acquisition costs (note 4)	(19,058)	(484,387)
Gain on contingent consideration (note 4)	946,503	–
Impairment of goodwill and intangibles (note 8)	(2,258,369)	–
Other income (expense) (note 23)	10,373	(761,235)
	(12,089,338)	(4,425,043)

Current income tax expense (note 20)	(106,986)	(93,580)
Deferred income tax recovery (expense) (note 20)	1,051,018	(5,575)
Income tax (expense) recovery	944,032	(99,155)
Net loss for the year	$(11,145,306)	$(4,524,198)

Exchange gain (loss) on translating foreign operations	56,152	(262,811)
Comprehensive loss for the year	$(11,089,154)	$(4,787,009)
Net loss per share (note 12)
Basic	$(0.62)	$(0.46)
Diluted	$(0.62)	$(0.46)
Weighted average number of common shares	18,080,533	9,752,131
outstanding – basic (note 12)
Weighted average number of common shares	18,080,533	9,752,131
outstanding – diluted (note 12)

See accompanying notes to consolidated financial statements.

VIQ Solutions Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in United States dollars)

					Accumulated other
	Capital stock		Contributed		comprehensive	Total
	Number	Amount	surplus	Deficit	income (loss)	equity
Balance as at December 31, 2018	8,729,318	$18,662,252	$3,595,587	$(19,670,687)	$127,753	$2,714,905
Comprehensive loss for the year	–	–	–	(4,524,198)	(262,811)	(4,787,009)
Shares issued due to exercise of stock options (note 10)	67,860	85,979	(26,348)	–	–	59,631
Shares issued due to exercise of warrants (note 10)	1,362,506	2,196,277	–	–	–	2,196,277
Shares issued upon settlement of payables (note 23)	659,600	1,003,652	762,575	–	–	1,766,227
Shares issued – DSU (note 10)	33,333	39,777	(39,221)	–	–	556
Options forfeited	–	–	(39,652)	–	–	(39,652)
Stock-based compensation (note 11)	–	–	299,587	–	–	299,587
Balance as at December 31, 2019	10,852,617	$21,987,937	$4,552,528	$(24,194,885)	$(135,058)	$2,210,522

					Accumulated
					other
	Capital stock		Contributed		comprehensive	Total
	Number	Amount	surplus	Deficit	income (loss)	equity
Balance as at December 31, 2019	10,852,617	$21,987,937	$4,552,528	$(24,194,885)	$(135,058)	$2,210,522
Comprehensive loss for the period	–	–	–	(11,145,306)	56,152	(11,089,154)
Issuance of common shares in private placement, net of issuance costs (note 10)	4,705,900	13,747,345	–	–	–	13,747,345
Shares issued due to exercise of stock options (note 10)	92,500	129,982	(46,416)	–	–	83,566
Shares issued due to exercise of warrants and warrant repricing (note 9, 10)	1,154,759	1,940,925	3,324	–	–	1,944,249
Shares issued due to convertible note (note 9)	6,785,651	12,428,362	–	–	–	12,428,362
Stock-based compensation (note 11)	–	–	461,509	–	–	461,509
Balance as at December 31, 2020	23,591,427	$50,234,551	$4,970,945	$(35,340,191)	$(78,906)	$19,786,399

VIQ Solutions Inc.

Consolidated Statements of Cash Flows
(Expressed in United States dollars)

	Year Ended December 31,
	2020	2019
Cash provided by (used in):
Operating activities
Net loss for the year	$(11,145,306)	$(4,524,198)

Items not affecting cash:
Depreciation	445,995	528,484
Amortization	4,813,249	2,973,945
Stock-based compensation (note 11)	725,316	195,113
(Gain) loss on revaluation of conversion feature liability (note 9 (c))	1,308,440	(2,330,964)
Loss on repayment of long-term debt (note 9)	1,497,804	–
Accretion and other financing expense (note 9)	1,216,949	916,734
Interest expense (note 9)	4,934,517	1,549,904
Income tax expense (recovery) (note 20)	(944,032)	99,155
(Gain) loss on contingent consideration (note 4)	(946,503)	–
Impairment of goodwill and intangibles (note 8)	2,258,369	–
Other expense (income) (note 23)	(10,373)	761,235
Foreign exchange (gain) loss	(132,306)	217,040
Unrealized foreign exchange loss (gain)	174,251	(108,018)
Changes in non-cash operating working capital (note 13)	(773,287)	(835,831)
Cash provided by (used in) operating activities	3,423,083	(557,401)

Investing activities
Purchase of property and equipment	(202,297)	(92,671)
Business acquisitions (note 4)	(4,411,500)	–
Earn out payment (note 4)	(377,312)	–
Development costs related to internally generated intangible assets (note 8)	(1,642,783)	(1,689,711)
Change in restricted cash	(5,299)	176
Cash used in investing activities	(6,639,191)	(1,782,206)

Financing activities
Issuance of share capital, net of issuance costs	13,747,345	–
Proceeds from exercise of stock options (note 10)	10,568	59,631
Proceeds from exercise of warrants (note 10)	1,859,963	2,196,277
Proceeds from debt (note 9)	4,827,175	1,925,000
Repayment of debt (note 9)	(838,031)	(983,479)
Repayment of lease obligations (note 19)	(338,276)	(392,969)
Payment of interest on debt (note 9)	(1,052,576)	(657,300)
Payment of interest on lease obligations (note 19)	(53,549)	(86,470)
Cash provided by financing activities	18,162,619	2,060,690

Net increase (decrease) in cash for the year	14,946,511	(278,917)
Cash, beginning of year	1,707,654	1,922,768
Effect of exchange rate changes on cash	181,506	63,803
Cash, end of year	$16,835,671	$1,707,654

See accompanying notes to consolidated financial statements.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

1.	Nature of operations

VIQ Solutions Inc. (“VIQ” or the “Company”) is a technology and service platform provider for digital evidence capture, retrieval, and content management. VIQ’s modular software allows customers to easily integrate the platform at any stage of their organization's digitization, from the capture of digital content from video and audio devices through to online collaboration, mobility, data analytics, and integration with sensors, facial recognition, speech recognition, and case management or patient record systems. VIQ operates worldwide with a network of partners including security integrators, audio-video specialists, and hardware and data storage suppliers.

The Company also provides recording and transcription services directly to a variety of clients including medical, courtrooms, legislative assemblies, hearing rooms, inquiries and quasi-judicial clients in numerous countries including Canada, the United Kingdom, the United States and Australia.

VIQ was incorporated by articles of incorporation in the province of Alberta in November 2004. On June 21, 2017, the Company continued under articles of continuance in the province of Ontario. The Company’s offices are located at 700 – 5915 Airport Road, Mississauga, Ontario, L4V 1H1. VIQ is a public Company. Subsequent to yearend, the Company graduated from the Toronto Venture Exchange to the Toronto Stock Exchange. The Company's common shares began trading on TSX under trading symbol VQS at the market open on January 21, 2021.

In December 2019, the Company completed a 1:20 reverse stock split. The exercise price, conversion price, and the number of common shares issuable under any stock-based option or convertible securities of the Company were proportionately adjusted upon completion of the reverse stock split. References in these consolidated financial statements to share amounts, per share data, share prices, exercise prices and conversion prices have been adjusted to reflect the 1:20 reverse stock split.

On January 31, 2020, the Company, through its US subsidiary VIQ Media Transcription Inc., acquired the assets of ASC Services LLC (“ASC”). On February 26, 2020, the Company through its US subsidiary VIQ Services Inc., acquired the shares of WordZXpressed Inc. (“WordZ”). Refer to note 4 for details on the acquisition.

2.	Basis of preparation

(a)	Statement of compliance

The Company prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) using the accounting policies described herein as issued by the International Accounting Standards Board (“IASB”). The preparation of consolidated financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in note 3.

The accounting policies applied in these consolidated financial statements are based on IFRS issued as at April 14, 2021, the date the Board of Directors approved the consolidated financial statements.

(b)	Comparative figures

Certain comparative figures have been adjusted for the year ended December 31, 2019 to reflect the current year’s presentation. The adjustments were not considered material and did not affect the Company’s consolidated revenue or consolidated net income.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

2.	Basis of preparation (continued)

(c)	Basis of measurement

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and financial liabilities to fair value as noted below. Presentation of the statements of financial position differentiates between current and non-current assets and liabilities. The statements of loss and comprehensive loss are presented using the function classification of expenses.

(d)	Functional currency, presentation currency and foreign currency translation

The functional currency of VIQ Solutions Inc. is the Canadian dollar (“CAD”). The functional currency of the Company’s subsidiaries are as follows; Dataworxs Systems Limited – CAD, VIQ Solutions, Inc. – United States dollar (“USD”), VIQ Australia Pty. Ltd – Australian dollar (“AUD”), Dataworxs Systems Australia Pty. Ltd – AUD, VIQ Solutions PTY Ltd – AUD, Spark & Cannon Pty – AUD, VIQ Services Inc. – USD, Net Transcripts – USD, Transcription Express – USD, HomeTech – USD, VIQ Media Transcriptions – USD, and WordZXpressed – Inc. – USD. All financial information is presented in USD unless otherwise stated.

The exchange rates used were as follows:

USD / CAD exchange rate	December 31, 2020	December 31, 2019
Closing at the reporting date	0.7672	0.7682
Average rate for the period	0.7480	0.7537

USD / AUD exchange rate	December 31, 2020	December 31, 2019
Closing at the reporting date	0.7311	0.7013
Average rate for the period	0.6901	0.6954

The financial results of each subsidiary consolidated in the Company’s consolidated financial statements are measured using the subsidiary’s functional currency, which is the currency of the primary economic environment in which the entity operates for each of the Company’s wholly-owned subsidiaries.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation’s functional currency are recognized in the consolidated statements of loss and comprehensive loss.

The financial statements of entities that have a functional currency different from the presentation currency of USD are translated into USD as follows: assets and liabilities at the closing rate at the date of the balance sheet, and income and expenses at the average rate of the period as this is considered a reasonable approximation to actual rates. All resulting changes are recognized in other comprehensive income (loss) as translation adjustments.

The Company has monetary items that are receivable from foreign operations. A monetary item for which settlement is neither planned nor likely to occur in the foreseeable future is, in substance, a part of the parent company’s net investment in that foreign operation. Such exchange differences are recognized initially in other comprehensive income and reclassified from equity to net loss on disposal of the net investment in foreign operations.

(e)	Use of estimates and judgements

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the application of the Company’s accounting policies and the amounts reported in the consolidated

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

2.	Basis of preparation (continued)

(e)	Use of estimates and judgements (continued)

financial statements and the related notes. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. These estimates have been applied in a manner consistent with that in prior periods and there are no known trends, commitments, events or uncertainties that the Company believes will materially affect the assumptions utilized in these consolidated financial statements. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions to estimates are recognized prospectively. The estimates are impacted by many factors, some of which are highly uncertain and actual results may differ from those estimates.

The continuing uncertainty around the outbreak of the novel coronavirus (“COVID-19”) pandemic required the use of judgments and estimates in the preparation of the consolidated financial statements for the year ended December 31, 2020. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant impact to the reported amounts of assets, liabilities, revenue and expenses in these and any future consolidated financial statements. Examples of accounting estimates and judgments that may be impacted by the pandemic include, but are not limited to, impairment of goodwill and intangible assets and allowance for doubtful accounts.

The areas with significant judgements and estimates are as follows:

•	Stock-based compensation – Management uses judgment to determine the inputs to the Black-Scholes option pricing model including the expected option life, and forfeiture rates. Changes in these assumptions will impact the calculation of fair value and the amount of compensation expense recognized in the consolidated statements of loss and comprehensive loss.

•	Warrants – Similar to other stock-based compensation, management uses judgment to determine the inputs to the Black-Scholes option pricing model including the expected life. Changes in these assumptions will impact the calculation of fair value and the value attributed to the warrants.

•	Internally generated development costs – Management monitors the progress of internal research and development projects and uses judgment to distinguish research from the development phase. Expenditures during the research phase are expensed as incurred. Development costs are recognized as an intangible asset when the Company can demonstrate certain criteria in accordance with IAS 38, Intangible Assets.

•	Functional currency – The functional currency of the Company and its subsidiaries has been assessed by management based on consideration of the currency and economic factors that mainly influence revenues, operating costs, financing and related transactions. Changes to these factors may have an impact on the judgment applied in the future determination of the Company’s and its subsidiaries’ functional currency.

•	Income taxes – At the end of each reporting period, the Company assesses whether the realization of deferred tax benefits is sufficiently probable to recognize deferred tax assets. This assessment requires the exercise of judgment on the part of management with respect to, among other things, benefits that could be realized from available income tax strategies and future taxable income, as well as other positive and negative factors. The recorded amount of total deferred tax assets could be reduced if estimates of projected future taxable income and benefits from available income tax strategies are lowered, or if changes in current income tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize deferred tax benefits. The Company’s effective income tax rate can vary significantly quarter-to-quarter for various reasons, including the mix and volume of business in lower income tax jurisdictions and in jurisdictions for which no deferred income tax assets have been recognized because management believed it was not probable that future taxable profit would be available against which income tax losses and deductible temporary differences could be utilized. The Company’s effective income tax rate can also vary due to the impact of foreign exchange fluctuations.

•	Allocation of the transaction price to multiple performance obligations in contracts with customers - Contracts with customers sometimes include promises to deliver multiple products and services. Determining whether such bundled products and services are considered i) distinct performance obligations that should be separately recognized, or ii) non-distinct and therefore should be combined with another good or service and recognized as a combined unit of accounting may require judgment. The determination of the standalone selling price ("SSP") for distinct

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

2.	Basis of preparation (continued)

(e)	Use of estimates and judgements (continued)

SSP when it sells each of the products and services separately and needs to determine whether there is a discount that needs to be allocated based on the relative SSP of the various products and services. In general, SSP for support and maintenance is established as a percentage of the software license fee as supported by internal analysis of similar vendor contracts. SSP for licenses as well as for professional services is established based on observable prices for the same or similar services when sold separately. Management exercises judgment in determining whether a contract's outcome can be estimated reliably. Management also applies estimates in the calculation of future contract costs and related profitability as it relates to labour hours and other considerations, which are used in determining the value of amounts recoverable on contracts and timing of revenue recognition. Estimates are continually and routinely revised based on changes in the facts relating to each contract.

•	Allowance for doubtful accounts - The Company performs impairment testing annually for accounts receivable in accordance with IFRS 9. The expected credit loss (“ECL”) model requires judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences. The historical results were used to calculate the run rates of default which were then applied over the expected life of the trade receivables, adjusted for forward looking estimates.

•	Goodwill impairment testing and recoverability of assets – Goodwill and indefinite-life intangible assets are reviewed annually for impairment, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value of the asset, or the cash-generating unit (“CGU”) reflecting the lowest level at which assets generate independence cash flows, to the asset or CGU’s recoverable amount. Management uses judgment in estimating the recoverable values of the Company's CGUs and uses internally developed valuation models that consider various factors and assumptions including forecasted cash flows, revenue growth rates, earnings margins, and discount rates. The use of different assumptions and estimates could influence the determination of the existence of impairment and the valuation of goodwill and indefinite-life intangibles. The recoverable amount of the CGUs are estimated based on the assessment of the higher of their value in use using a discounted cash flow approach and fair value less cost to sell.

•	Purchase price allocation – In a business combination, all identifiable assets acquired and liabilities and contingent liabilities assumed are recorded at their fair values. For any intangible asset acquired, management, or where the complexity of the estimate requires, an independent valuation expert at the direction of management, develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the revenue attributable to the acquired business, annual customer attrition rates and royalty rates, earnings before interest, taxes, depreciation and amortization and discount rates. The valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method. Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last no greater than one year from the acquisition date.

•	Contingent consideration - The Company measures the contingent consideration payable in a business combination at the estimated fair value at each reporting date. The fair value is estimated based on the range of possible outcomes and Management’s assessment of the likelihood of each outcome.

•	Incremental borrowing rate used to discount leases – The Company’s incremental borrowing rate is used to estimate the initial value of the lease liability and associated right of use asset. The Company’s incremental borrowing rate is determined with reference to the Company’s long-term debt which represents the amount that the Company could borrow at within a similar time frame.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies

i)	Significant accounting policies

Basis of consolidation

The consolidated financial statements of the Company include the accounts of VIQ and the consolidated accounts of all of its wholly-owned subsidiaries including (i) the operations of VIQ Solutions, Inc. (formerly VIQ Solutions (U.S.) Inc.); (ii) the operations of Dataworxs Systems Limited and its wholly-owned subsidiary Dataworxs Australia Pty Ltd. (collectively, “Dataworxs”); (iii) the operations of VIQ Australia Pty. Limited and its wholly-owned subsidiaries VIQ Solutions Pty. Ltd. and Spark & Cannon Pty. Ltd. (collectively, “VIQ Solutions PTY”), and; (iv) the operations of VIQ Services Inc. and its wholly owned subsidiaries, Net Transcripts, Inc., Transcription Express, Inc., HomeTech, Inc., VIQ Media Transcription Inc., and wordZXpressed, Inc.

Subsidiaries are entities controlled by the Company where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. All intercompany balances, transactions, income and expenses have been eliminated on consolidation.

Inventories

Inventories of finished goods and raw materials and supplies are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Cost is determined on a weighted average basis. Reversals of previous write-downs to net realizable value are recognized when there is a subsequent increase in the value of inventories.

Restricted cash

Restricted cash is recorded at fair value. Changes to fair value are recorded in the consolidated statements of loss and comprehensive loss in the period incurred. Restricted cash is required to satisfy operating lease requirements.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Rates and basis of depreciation applied to write off the cost of property and equipment to their residual values over their estimated useful lives are as follows:

Furniture and fixtures	8%–20% declining balance
Computer and transcription equipment	20%–50% declining balance, 33%–50% straight line
Leasehold improvements	Over the term of the lease

An asset’s residual value, useful life and depreciation method are reviewed, and adjusted prospectively if appropriate, on an annual basis. Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the period which they are incurred. Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of selling and administrative expenses in the consolidated statements of loss and comprehensive loss.

Intangible assets

Intangible assets with infinite lives that are acquired separately are measured at fair value. Intangible assets with finite lives that are acquired separately are measured on initial recognition at fair value, which comprises its purchase price plus any directly attributable costs of preparing the asset for its intended use.

Our acquired intangible assets consist of customer relationships, acquired technology, non-compete agreements and brands acquired in business combinations. These intangible assets are recorded at their fair value at the respective acquisition date. We use the income approach as a valuation technique that calculates the fair value of an intangible asset based on the present value of future cash flows that the asset can be expected to generate over its remaining useful life. The discounted cash flow (“DCF”) is the methodology used, which is a form of the income approach that begins with a forecast of the annual cash flows a market participant would expect the subject intangible asset to generate over a discrete projection period. The future cash flow for each

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

i)	Significant accounting policies (continued)

of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the intangible assets’ projected cash flows, again, from a market participant perspective. The Company relies on the relief-from-royalty method to value the acquired technology and brand and the Multi-Period Excess Earnings of (“MEEM”) method to value customer relationship assets. After initial recognition, intangible assets are measured at cost less accumulated amortization and impairment losses.

The estimated useful lives at acquisition date for the Company’s classes of intangible assets are as follows:

Acquired Technology	5 years
Customer Relationships	4.8 – 7.8 years
Brands	4.8 years to indefinite
Non-Compete agreements	Term of agreement

The estimated useful life and amortization methods are reviewed annually, with the effect of any change in estimate being accounted for on a prospective basis. These assets are subject to an impairment test as described below.

Our internally generated intangible assets consist of developed technologies. The Company incurs costs associated with the design and development of new products. Expenditures during the research phase are expensed as incurred. Expenditures during the development phase are capitalized if the Company can demonstrate each of the following criteria: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale, (ii) its intention to complete the intangible asset and use or sell it, (iii) its ability to use or sell the intangible asset, (iv) how the intangible asset will generate probable future economic benefits, (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development; otherwise, they are expensed as incurred. Costs associated with maintaining computer software programs are recognized as an expense as incurred. Internally generated software development costs recognized as intangible assets are carried at cost less any accumulated amortization on a straight- line basis over 3 years after they are completed. These assets are subject to an impairment test as described below.

Business combinations

IFRS 3, Business Combinations (“IFRS 3”), requires business combinations to be accounted using the acquisition method. Under this method, the cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation based on the facts and circumstances at the acquisition date. Business acquisition costs incurred are expensed and included in transaction costs. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. The excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the (ii) fair value of the net identifiable assets acquired is recorded as goodwill.

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any. For the purposes of impairment testing, goodwill is allocated to each of the Group’s CGUs that is expected to benefit from the synergies of the combination.

A CGU to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in the consolidated statements of loss and comprehensive loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

i)	Significant accounting policies (continued)

On disposal of the relevant CGU, the attributable amount of goodwill is included in the determination of the profit or loss on disposal. Determining whether goodwill is impaired requires an estimation of the higher of fair value less costs of disposal and value in use of the CGUs which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value.

Capital stock

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. The proceeds from the issuance of units (shares and warrants) is bifurcated between capital stock and warrants, with the value of the warrants determined using the Black-Scholes option pricing model.

Financial instruments

Financial assets

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in the consolidated statements of loss and comprehensive loss when incurred.

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

•	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in the consolidated statements of loss and comprehensive loss. Financial assets measured at amortized cost are comprised of trade receivables.

•	Fair value through other comprehensive income (FVOCI) - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in the consolidated statements of loss and comprehensive loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to net loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

•	Mandatorily at fair value through profit or loss (FVTPL) - Assets that do not meet the criteria to be measured at amortized cost or fair value through other comprehensive income are measured at fair value through profit or loss. All interest income

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

and changes in the financial assets’ carrying amount are recognized in profit or loss. Financial assets mandatorily measured at fair value through profit or loss are comprised of cash and cash equivalents.

•	Designated at FVTPL – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in the consolidated statements of loss and comprehensive loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

The Company measures all equity investments at fair value. Changes in fair value are recorded in the consolidated statements of loss and comprehensive loss. The entity does not hold any equity investments.

Impairment of financial assets

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions.

The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated balance sheet as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

Financial liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in the consolidated statements of loss and comprehensive loss.

Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

Classification and subsequent measurement

Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.

The standard contains three classifications categories for financial assets: measured at amortized cost, FVOCI and FVTPL. The classification for each class of the Company’s financial assets and financial liabilities is as follows:

Financial assets and liabilities	IFRS 9 Classification
Cash and restricted cash	FVTPL
Trade and other receivables	Amortized cost
Trade and other payables	Amortized cost
Long-term debt	Amortized cost
Convertible note	Amortized cost
Share appreciation rights plan obligations	FVTPL
Conversion feature derivative liability	FVTPL

Compound financial instruments

Convertible notes issued with warrants are evaluated whether any embedded derivatives need to be separated from the host instrument. In accordance with IAS 32.31 for compound financial instruments, because equity instruments are defined as contracts evidencing a residual interest in the assets of an entity after deducting all of its liabilities, the warrants are assigned the residual amount of the consideration after deducting the fair value of the liability components and are subsequently carried at historical cost. The liability components represent the host debt and the embedded conversion feature.

The embedded derivative conversion option is separated from its host contract on the basis of its stated terms and initially measured at fair value using the Black-Scholes model, with the host debt contract being the residual amount after separation. Subsequently, the loan payable component is measured at amortized cost using the effective interest method over the term of the loan. The loan component is accreted to the face value by recording accretion expense. The values of the conversion feature is re-measured at each reporting date until settlement, with changes in the fair value recorded in the consolidated statements of loss and comprehensive loss.

Unit issuances comprising of one common share and one-half warrant share are segregated between the capital stock and warrant value components at the date of issue. The fair value of the capital stock component is calculated using the share price at the date of the issuance. The fair value of the warrants is calculated using the Black Scholes pricing model. Amounts allocated to each component are allocated using the relative fair value basis.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

Leases

In accordance with IFRS 16, Leases (“IRS 16”), at inception of a contract, the Company assesses whether the contract is or contains a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, based on the initial amount of the lease liability. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use asset is periodically adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right- of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Right-of-use assets and lease obligations of $1,072,426 were recorded on January 1, 2019, no net impact on deficit. When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate of 10% at January 1, 2019. The Company has elected to apply the practical expedient to account for leases for which the lease term ends within 12 months of the date of initial application as short-term leases. The Company has elected to apply the practical expedient to grandfather the assessment of which transactions are leases on the date of initial application, as previously assessed under IAS 17 and IFRIC 4. The Company applied the definition of a lease under IFRS 16 to contracts entered into or changed on or after January 1, 2019.

Impairment of property and equipment, definite life intangibles, indefinite life intangibles and goodwill

For purposes of assessing impairment under IFRS, assets are grouped in CGUs, the lowest levels for which there are largely independent cash inflows. The Company has eight CGUs, which consist of VIQ Solutions PTY Ltd, Dataworxs, Net Transcripts, Transcription Express, HomeTech, wordZXpressed, VIQ Media Transcription and VIQ Solutions Inc. and the CGUs are tested for impairment at least annually. All other long-lived assets and finite life intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or CGU’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell or value-in-use. To determine the value-in-use, management estimates expected future cash flows from the cash-generating unit and determines a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements.

Discount rates have been determined for each of the CGUs and reflect their respective risk profile as assessed by management. Impairment losses for the CGUs reduce first the carrying amount of any goodwill allocated to that CGU, with any remaining impairment loss charged pro rata to the other assets in the CGU.

With the exception of goodwill, all assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the assets’ recoverable amount exceeds its carrying amount only to the extent that the new carrying amount does not exceed the carrying value of the asset had it not originally been impaired.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

Property and equipment and definite life intangibles are tested for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. For the purpose of measuring recoverable values, assets are grouped at the lowest levels for which there are separately identifiable cash flows, which are its CGUs. The recoverable value is the higher of an asset’s fair value less costs of disposal and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the asset. An impairment loss is recognized for the value by which the asset’s carrying value exceeds its recoverable value.

Revenue recognition

Revenue represents the amount of consideration the Company expects to receive for the delivery of products and services in its contracts with customers, net of discounts and sales taxes. The Company reports revenue mainly under seven revenue categories being, Technology services, Software license, Support and maintenance, SaaS, Professional services, and Hardware and other.

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price the Company expects to receive in exchange for the products or services. The Company’s contracts with customers often include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The accounting for a contract or contracts with a customer that contain multiple performance obligations requires the Company to allocate the contract or contracts’ transaction price to the identified distinct performance obligations.

Technology services revenue consists of fees charged for recurring services provided to our customers. Technology service revenue is recognized when the service is delivered to the customer. The Company has select customers where a flat rate is charged and revenue is recognized on a monthly basis.

Software license revenue is comprised of non-recurring license fees charged for the use of our software products generally licensed under perpetual arrangements and to a lesser extent sale of third - party license software. The Company sells on- premise software licenses on a perpetual basis. On-premise software licenses are bundled with software maintenance and support services for a term. The license component and maintenance and support components are each allocated revenue using their relative estimated SSP. Revenue from the license of distinct software is recognized at the time that both the right- to-use the software has commenced and the software has been made available to the customer.

Support and maintenance and other recurring revenue primarily consist of fees charged for customer support on our software products post-delivery. Certain of the Company’s contracts with customers contain provisions that require the customer to agree to first year support and maintenance in order to maintain the active right to use a perpetual license. Support and maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post- delivery.

Revenue from software-as-a-service (SaaS) arrangements, which allows customers to use hosted software over a term without taking possession of the software, are provided on a subscription basis. Revenue from the SaaS arrangement, which includes the hosted software and maintenance is recognized ratably over the term of the subscription.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

Professional service revenue consists of fees charged for customization, implementation, integration, training and ongoing services associated with our software products and technology services. Professional services are typically billed on a time and material basis and revenue is recognized over time as the services are performed. For professional services contracts billed on a fixed price basis, revenue is recognized over time based on the proportion of services performed.

Hardware revenue include the resale of third party hardware that forms part of the overall customer solutions. Hardware revenue is recognized when the goods are shipped and received by the customer.

Cost of sales

Cost of sales for the computer products and services business segment includes the cost of finished goods inventory, costs related to shipping and handling and expenses relating to software support services. Cost of sales for the transcription business segments includes production wages and other associated costs.

Income taxes

The income tax provision comprises current and deferred tax. Income tax is recognized in the consolidated statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and are expected to apply when the asset is realized or liability is settled. Deferred tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Company will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which do not affect either accounting or taxable income or loss.

Net loss per common share

Basic net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing the applicable net loss by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The dilutive effect of outstanding stock options and warrants on earnings per share is calculated by determining the proceeds for the exercise of such securities which are then assumed to be used to purchase common shares of the Company.

Stock-based compensation

The Company has a stock option plan for directors, officers and employees, a deferred share unit (“DSU”) plan for directors and a share appreciation rights (“SAR”) plan for directors, officers, employees, and consultants. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Other than the DSU grants, the fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to contributed surplus, and share appreciation rights plan obligations. Forfeitures are estimated at the grant date and are revised to reflect changes in actual forfeitures. The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately. When options are exercised the amount received is credited to capital stock and the fair value attributed to these options is transferred from contributed surplus to capital stock. As the SAR is a cash-settled plan, the fair value is recognized as a liability in the consolidated balance sheet and is re-measured each period using the Black- Scholes options pricing model and charged to the consolidated statements of loss and comprehensive loss at each reporting date until the award is settled.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies (continued)

(i)	Significant accounting policies (continued)

The holder of the DSU will only be able to redeem the DSUs in shares upon cessation of their service with the Company, therefore, the Company records DSUs as equity. Grants of DSUs are recorded at fair value in selling and administration expense at the time of grant. The quoted market price of the underlying shares on the grant date is considered to be equivalent to fair value for the DSUs. The charge to equity for DSUs is not updated to fair value at each subsequent reporting period. Upon settlement, the amount recognized in contributed surplus for the award is reclassified to share capital, with any premium or discount applied to deficit.

Government assistance:

The Company recognizes government grants when there is reasonable assurance that the grant will be received, and any conditions associated with the grant have been met. Grants that compensate the Company for expenses incurred are recognized in the consolidated statement of loss and comprehensive loss as a reduction of the related expenses in the period in which they are earned, provided the conditions for receiving the grant are met in that period.

Research and development credits

Investment tax credits are accrued when qualifying expenditures are incurred and there is reasonable assurance that the credits will be realized. Investment tax credits earned with respect to current expenditures for qualified research and development activities are included in the consolidated statements of loss and comprehensive loss as a reduction of expenses. Investment tax credits associated with capital expenditures are reflected as reductions in the carrying amounts of capital assets.

Comprehensive loss

Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) represents changes in shareholders’ equity and includes foreign exchange gains and losses on the translation of the financial statements of the Company’s foreign operations into its presentation currency and is presented as accumulated other comprehensive income (loss) on the consolidated balance sheet. The Company’s net loss per share presented on the consolidated statements of loss and comprehensive loss is based upon its net loss and not its comprehensive loss.

(ii)	Accounting standards and amendments adopted

The International Accounting Standards Board (“IASB”) has issued the following accounting standards which has been adopted by the Company:

Amendment to IFRS 3 – Business Combinations

On October 22, 2018, the IASB issued Definition of a Business (Amendments to IFRS 3: Business Combinations). The amendments to IFRS 3 are applicable for acquisitions occurring on or after January 1, 2020 and are adopted prospectively. These amendments to the implementation guidance of IFRS 3 clarify the definition of a business to assist entities to determine whether a transaction should be accounted for as a business combination or an asset acquisition. The amendments to IFRS 3 – Business Combinations may affect whether future acquisitions are accounted for as business combinations or asset acquisitions, along with the resulting allocation of the purchase price between the net identifiable assets acquired and goodwill. The Company has adopted the amendment as of January 1, 2020.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

4.	Acquisitions

On January 31, 2020, the Company through its US subsidiary, VIQ Media Transcription Inc., acquired 100% of the assets of ASC. ASC was a provider of transcription services focused on the multi-speaker transcription market, serving both government and public ‘content creation space’ and complements the Company’s transcription services business. The purchase price paid for the ASC acquisition was $5,175,096, with $3,136,500 paid in cash on closing and an estimated $2,038,596 to be paid as contingent consideration via a performance-based earn-out payable quarterly over 30 months. With respect to the contingent consideration, the Company has agreed to make quarterly payments to the sellers between July 15, 2020 and April 15, 2023 based on the achievement of quarterly revenue targets as defined in the purchase agreement. At the date of acquisition, contingent consideration was measured on a discounted cash flow basis, reflecting the present value of undiscounted expected future payments of $2,948,083 which is the expected payout based on forecast revenues at that date, discounted using a risk- adjusted discount rate of 20.6 percent. The expected cash flows, which can range between $nil and $3,095,487, and the risk- adjusted discount rate are each significant unobservable inputs in the determination of contingent consideration.

As at the acquisition date, the presence of goodwill in the ASC acquisition was supported by the following factors: a long history of profitable operations, a positive reputation in the marketplace, including providing services to a significant financial data technology company, which was a useful credentialing tool for sales to new customers; the expectation that ASC could earn higher than typical operating margins for several years in the future due to the specialized nature of the services offered, while also considering there could be erosion of margins over time due to eventual competitive pressures; the potential for growth at the valuation date, including the potential to expand market share through acquiring new customers or by participating in new market segments. The deal provided VIQ with access to a new industry (media) to market their service offering, and this market was considered to have limited competition at the acquisition date and to provide an opportunity for premium pricing; and, the acquisition provided access to an assembled skilled workforce.

On February 26, 2020, the Company through its US subsidiary VIQ Services Inc., acquired 100% of the shares of WordZ. WordZ was a provider of English transcription services to medical service providers and to insurance companies in the USA and complements the Company’s transcription services business. The purchase price paid for the WordZ acquisition was $3,861,347, with $1,275,000 paid in cash on closing, $1,200,000 paid via a promissory note payable quarterly over 36 months, recorded at the discounted value of $914,677, and an estimated $1,671,670 to be paid as contingent consideration via a performance-based earnout payable quarterly over 36 months. The Company has agreed to make quarterly payments to the sellers between October 1, 2020 and July 1, 2023 based on the achievement of quarterly revenue targets as defined in the purchase agreement. At the date of acquisition, contingent consideration is measured on a discounted cash flow basis, reflecting the present value of undiscounted expected future payments of $2,175,231, which is the expected payout based on forecast revenues, discounted using a risk-adjusted discount rate of 16.1 percent. The expected cash flows, which can range between $nil and $2,338,373, and the risk-adjusted discount rate are each significant unobservable inputs in the determination of contingent consideration.

As at the acquisition date, the presence of goodwill in the WordZ acquisition was supported by the following factors: a long history of operations; a positive reputation in the marketplace, including being a leading provider of transcription services in insurance and law enforcement, providing services across the USA. The customer base acquired included a large national Insurance company, which was a useful credentialing tool for sales to new customers; there was potential for continued growth at the valuation date, including the potential to acquire new customers or by participating in new market segments. The acquisition included the acquisition of medical customers. While there were competitive pressures in the medical transcription industry at the acquisition date, management considered certain geographic segments and sub-markets (such as midwifery and child protective services) to present opportunities for growth, and considered that the company’s experience with medical customers could provide access to profitable growth in certain markets; the potential for achieving operating margin efficiencies resulting in operating margins that might also be achieved by other larger entities operating in this or similar process/document management industries; and, the acquisition provided access to an assembled skilled workforce. As at December 31, 2020, as a result of an unexpected downturn in the acquired business, the Company recognized an impairment charge on goodwill for WordZ of 1,453,832 (2019 – nil) (note 8).

The acquisitions completed during the year ended December 31, 2020 were each determined to be a business combination and were accounted for using the acquisition method in accordance with IFRS 3 with the results of operations consolidated with those of the Company effective January 31, 2020 for ASC and February 26, 2020 for WordZ.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

4.	Acquisitions (continued)

During the year ended December 31, 2020, the Company incurred $19,058 in business acquisition costs related to the acquisitions which have been expensed and recorded as business acquisitions costs in the consolidated statements of loss and comprehensive loss (December 31, 2019 - $484,387).

The total consideration for the acquisitions and the purchase price allocation is as follows:

	Measurement
	ASC	WordZ
Consideration
Cash	$3,136,500	$1,275,000
Promissory note	–	914,677
Contingent consideration	2,038,596	1,671,670
Total Consideration	$5,175,096	$3,861,347

Identifiable assets acquired and liabilities assumed
Net tangible assets acquired (liabilities assumed)	(869,706)	(72,485)
Customer relationships (note 8)	2,880,000	2,220,000
Non-compete (note 8)	–	70,000
Brand (note 8)	550,000	190,000
Goodwill	$2,614,802	$1,453,832

During the year ended December 31, 2020, the contingent consideration of WordZ and ASC was adjusted based on revision of the estimated quarterly revenue target achievement. As a result, $946,503 was reported as a gain on contingent consideration of which $89,449 was recorded as additional earnout payable for ASC and $1,035,952 was recorded as a reduction in earnout payable for WordZ. Additionally, accretion expense of $628,983 was recorded for ASC and WordZ during the year ended December 31, 2020. Earnout payment totalling $377,312 was made to the previous owners of ASC and WordZ during the year ended December 31, 2020.

As at December 31, 2020, total contingent consideration is $3,015,434 (2019 - $nil), of which $1,439,906 (2019 - $nil) is recorded as trade and other payables and accrued liabilities, and $1,575,528 has been recorded as long-term contingent consideration (2019 - $nil).

The accounting for the acquisitions is complete as of December 31, 2020. The finalization of the above purchase price allocations of the valuation of fair value for the assets acquired and liabilities assumed, including intangible assets and taxation- related balances as well as for potential unrecorded liabilities was completed as of December 31, 2020.

For the year ended December 31, 2020 consolidated revenues of $31,749,693 include revenue from acquisitions of $9,410,821 (ASC: $6,625,930; WordZ: $2,784,891). Net loss for the year ended December 31, 2020 of $11,145,306 include profit from acquisitions of $1,281,997 (ASC: profit of $2,500,079; WordZ: loss of $1,218,082).

If the acquisitions would have occurred on January 1, 2020, management estimates that the pro forma consolidated revenue for the year ended December 31, 2020 would have been $33,462,074 and net loss for the year ended December 31, 2020 would have been $10,873,372 as compared to the amounts reported in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2020. This unaudited pro forma financial information is for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the period presented or the results that may be realized in the future.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

5.	Trade and other receivables

	December 31, 2020	December 31, 2019
Trade accounts receivable	$4,233,012	$3,930,178
Other receivable (note 6)	366,077	141,582
Less: allowance for doubtful accounts (note 21)	(123,338)	(902,215)
	$4,475,751	$3,169,545

As at December 31, 2020, other receivable relates to unbilled revenue of $297,581 (2019 - $141,582) and governance assistance receivable (note 6).

6.	Government Assistance

Australian Business Wage Subsidies

The Australian government introduced programs to support Australian businesses whose revenues were impacted by the COVID-19 pandemic. The government is providing wage subsidies to qualifying companies of approximately AU$750 per employee per week. For the year ended December 31, 2020, the Company determined that it qualified for the subsidies and submitted claims for $2,017,189 (2019 – nil) for the Australian Business Wage Subsidies, which has ben received and recognized as a reduction to the related payroll expenses in the consolidated statements of loss and comprehensive loss.

Canadian Emergency Wage Subsidy (“CEWS”) and Canadian Emergency Rent Subsidy (“CERS”)

The Canadian government introduced programs to support Canadian businesses whose revenues were impacted by the COVID- 19 pandemic. The government is providing wage and rent subsidies to eligible companies based on percentage decrease in revenue per eligible periods. For the year ended December 31, 2020, the Company determined that it qualified for these subsidies and submitted claims for $111,529 (2019 – nil) for CEWS and $6,725 for CERS which has been recognized as a reduction to the related payroll and rent expenses in the consolidated statements of loss and comprehensive loss.

U.S. Paycheck Protection Program Loan

On April 24, 2020, the Company received a loan for $2,159,000 under the U.S. Small Business Administration Paycheck Protection Program through BMO Harris Bank at an interest rate of 1% maturing in two years. Principal and interest are due beginning seven months from the date of the note. Generally, the loan will be forgiven if utilized for payment of qualifying expenses during the 24-week period that begins at the origination date of the loan. As at December 31, 2020, the balance of $260,230 was unutilized and reported as long-term debt of which $214,307 was recorded as current portion. Refer to note 10.

For the year ended December 31, 2020, the Company determined that it qualified for the subsidies and submitted claims for the three COVID-19 related government support programs described above for a total of subsidy of $4,034,313, which has been received. Of the subsidies amount received, $1,203,327 was recognized as a reduction to operating expenses against related salary costs and other expenses in the consolidated statement of loss and comprehensive loss during the year ended December 31, 2020, and $2,830,986 as a reduction to cost of sales during the year ended December 31, 2020. There was no government assistance recorded during year ended December 31, 2019.

As at December 31, 2020, the consolidated statement of financial position included assistance receivable of $68,496 (2019 - $nil) in trade and other receivables.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

7.	Property and equipment

Details of the Company’s property and equipment as of December 31, 2020 and December 31, 2019 are listed as follows:

	Balance			Balance
	January 1,	Additions/	Foreign	December 31,
	2020	(Disposals)	exchange	2020
Cost
Furniture and fixtures	$253,977	$13,971	$70	$268,018
Computer and transcription equipment	1,298,714	188,327	12,688	1,499,729
Building – Leasehold improvements	4,817	-	103	4,920
	$1,557,508	$202,298	$12,861	$1,772,667
Accumulated depreciation
Furniture and fixtures	$204,713	$14,543	$50	$219,306
Computer and transcription equipment	1,239,819	86,400	9,187	1,335,406
Building – Leasehold improvements	1,389	668	63	2,120
	$1,445,921	$101,611	$9,300	$1,556,832
Net book value	$111,587			$215,835

	Balance January 1, 2019	Additions/ (Disposals)	Foreign exchange	Balance December 31, 2019
Cost
Furniture and fixtures	$253,670	$1,309	$(1,002)	$253,977
Computer and transcription equipment	1,190,489	91,362	16,863	1,298,714
Building – Leasehold improvements	4,595	-	222	4,817
	$1,448,754	$92,671	$16,083	$1,557,508
Accumulated depreciation
Furniture and fixtures	$189,063	$(1,758)	$17,408	$204,713
Computer and transcription equipment	1,147,545	17,007	75,267	1,239,819
Building – Leasehold improvements	709	15	665	1,389
	$1,337,317	$15,264	$93,340	$1,445,921
Net book value	$111,437			$111,587

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Intangible assets and goodwill

Details of the Company’s intangible assets as of December 31, 2020 and December 31, 2019 are listed as follows:

	Balance January 1, 2020	Acquisitions (note 4)	Additions	Impairment	Foreign exchange	Balance December 31, 2020
Cost
Customer relationships	$7,393,708	5,100,000	–	(726,467)	8,456	$11,775,697
Technology	470,000	–	–	–	–	470,000
Non-compete	–	70,000	–	(18,969)	–	51,031
Brand	840,000	740,000	–	(59,101)	–	1,520,899
Internally generated intangible assets	5,259,287	–	1,642,783	–	112,965	7,015,035
	$13,962,995	5,910,000	1,642,783	(804,537)	121,421	$20,832,662
Accumulated depreciation
Customer relationships	$1,812,833	–	2,276,341	–	10,391	4,099,565
Technology	102,499	–	94,000	–	–	196,499
Non-compete	–	–	19,638	–	–	19,638
Brand	–	–	133,921	–	–	133,921
Internally generated intangible assets	1,831,202	–	2,289,348	–	144,137	4,264,687
	$3,746,534	–	4,813,248	–	154,528	$8,714,310
Net book value	$10,216,461					$12,118,352

	Balance January 1, 2019	Acquisitions (note 4)	Additions	Impairment	Foreign exchange	Balance December 31, 2019
Cost
Customer relationships	$7,375,700	$–	$–	$–	$18,008	$7,393,708
Technology	470,000	–	–	–	–	470,000
Brand	840,000	–	–	–	–	840,000
Internally generated intangible assets	3,382,117	–	1,689,711	–	187,459	5,259,287
	$12,067,817	$–	$1,689,711	$–	$205,467	$13,962,995
Accumulated depreciation
Customer relationships	$252,383	$–	$1,477,254	$–	$83,196	$1,812,833
Technology	8,499	–	94,000	–	–	102,499
Internally generated intangible assets	448,122	–	1,402,691	–	(19,611)	1,831,202
	$709,004	$–	$2,973,945	$–	$63,585	$3,746,534
Net book value	$11,358,813					$10,216,461

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Intangible assets and goodwill (continued)

Details of the Company’s goodwill as of December 31, 2020 and December 31, 2019 are listed as follows:

	December 31, 2019	Acquisitions	Impairment	Foreign exchange	December 31, 2020
VIQ Solutions PTY Ltd.	587,187	–	–	62,814	650,501
Dataworxs	138,053	–	–	2,965	141,018
Net Transcripts	1,575,511	–	–	–	1,575,511
Transcription Express	1,516,904	–	–	–	1,516,904
HomeTech	477,860	–	–	–	477,860
ASC	–	2,614,802	–	–	2,614,802
WordZ	–	1,453,832	(1,453,832)	–	–
	$4,295,515	$4,068,634	$(1,453,832)	$65,779	$6,976,096

	December 31, 2018	Acquisitions	Impairment	Foreign exchange	December 31, 2019
VIQ Solutions PTY Ltd.	589,950	–	–	(2,763)	587,187
Dataworxs	131,710	–	–	6,343	138,053
Net Transcripts	1,575,511	–	–	–	1,575,511
Transcription Express	1,516,904	–	–	–	1,516,904
HomeTech	477,860	–	–	–	477,860
	$4,291,935	–	–	$3,580	$4,295,515

Impairment testing for cash-generating units containing goodwill

The annual impairment test of goodwill was performed as of December 31, 2020. The recoverable amount of the Company’s CGUs was estimated based on an assessment of their value in use using a discounted cash flow approach. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate. The risk premiums expected by market participants related to uncertainties about the industry and assumptions relating to future cash flows may differ or change quickly, depending on economic conditions and other events.

The Company has made certain assumptions in determining the cash flow projections based over a five-year period from 2021 to 2026 on budgets approved by management and include management’s best estimate of expected market conditions. The cash flow projections include certain key assumptions regarding revenue growth rates, terminal revenue growth rates and current income tax rates. Accordingly, it is reasonably possible that future changes in assumptions may negatively impact future valuations of goodwill and the Company would be required to recognize an impairment loss. The Company determined the revenue growth rate, the terminal revenue growth rate based on past performance and its expectations for market development. The pre-tax discount rates used reflect specific risks in relation to the CGUs.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Intangible assets and goodwill (continued)

The Company used a discounted cash flow approach as the primary valuation approach to determine the value of each of the 8 CGUs identified. With respect to the VIQ Solutions Inc CGU, there are no goodwill or indefinite life intangible assets associated with that CGU and no triggering events as at December 31, 2020, Consequently, no further impairment analysis was performed on that CGU.

The following are key assumptions on which management based its determinations of the recoverable amount for goodwill based on each CGU’s value in use:

Assumptions	VIQ Solutions	Dataworxs Australia	Net Transcripts	Transcription	Home Tech	WordZXpressed	VIQ Media Transcription
2020	PTY	Ltd.	Inc.	Express Inc.	Inc.	Inc.	Inc
Revenue Growth Rate	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Terminal revenue growth rate	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Pre-tax discount rate	17.7%	17.7%	17.7%	17.7%	17.7%	22.5%	16.7%

In determining the recoverable amount, management estimated the expected future cash flows from the wordZXpressed CGU and applied a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The analysis revealed that recoverable amount of $1,328,778 of the CGU is less than the carrying amount of $3,587,147 and as such, an impairment loss was allocated to reduce the carrying amount of the goodwill, customer relationships, brand, and non-compete intangible assets. The Company recorded an impairment charge of $2,258,369 in the consolidated statements of loss and comprehensive loss (2019 - $nil) for the wordZXpressed CGU reducing the carrying value of goodwill and acquired intangible assets. The wordZXpressed CGU that provides technology services to the insurance, law enforcement, and legal industry. For the purpose of impairment testing, goodwill is allocated to the Company’s CGU, which represent the lowest level of group of assets that generate identifiable cash inflows.

9.	Long-term debt

	Crown Capital Note Payable	WordZ VTB	WordZ SBA Loan (note 6)	Transcription Express VTB	HomeTech VTB	Total
Balance as at January 1, 2020	$5,964,602	$–	$–	$–	$541,035	$6,505,637
Add: current portion	–	-	–	863,438	240,000	1,103,438
	$5,964,602	$–	$–	$863,438	$781,035	$7,609,075
Debt advancement	4,482,659	915,105	260,230	–	–	5,657,994
Interest expense	1,409,961	50,865		84,731		1,545,57
Accretion expense	313,112	98,333	–	–	80,690	492,135
Interest payment	(982,969)	–	–	(69,607)	–	(1,052,576)
Debt repayment	–	–	–	(598,031)	(240,000)	(838,031)
Foreign exchange translation	210,782	–	–	–	–	210,782
Balance as at December 31, 2020	$11,398,146	1,064,303	260,230	280,531	621,725	13,624,935
Less: current portion	(304,746)	(446,552)	(214,307)	(280,531)	(240,000)	(1,486,136)
	$11,093,400	$617,751	$45,923	$–	$381,725	$12,138,799

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

9.	Long-term debt (continued)

	Crown Capital Note Payable	Transcription Express VTB Loan	HomeTech VTB Loan	Total
Balance as at January 1, 2019	$5,489,305	$1,639,882	$903,392	$8,032,579
Interest expense	620,624	138,975	-	759,599
Accretion expense	201,052	-	97,643	298,695
Interest payment	(505,360)	(151,940)	-	(657,300)
Debt repayment	-	(763,479)	(220,000)	(983,479)
Foreign exchange translation	158,981	-	-	158,981
Balance as at December 31, 2019	$5,964,602	$863,438	$781,035	$7,609,075
Less: current portion	-	(863,438)	(240,000)	(1,103,438)
	$5,964,602	$-	$541,035	$6,505,637

(a)	Crown Capital Funding Partner LP Note Payable

The Company entered a secured debt facility with Crown Capital Funding Partner LP (“Crown”) with maximum available funds of $11,770,500 (CAD$15,000,000) bearing an interest rate of 10 percent payable quarterly. The loan is secured by a general security agreement covering all assets of the Company. The outstanding principal balance of the loan is repayable on November 28, 2023. On initiation of the debt facility on November 28, 2018, 450,000 common share purchase warrants were issued to Crown. A value of $623,152 (CAD$828,917) was attributed to the 450,000 warrants and was recorded in contributed surplus.

Each warrant is convertible into one common share in the capital of the Company at a price per share equal to CAD$2.06 until November 28, 2023. In addition, in lieu of payment of the debt facility origination fee the Company issued 106,383 common shares to Crown at a deemed price of CAD$2.80 which was equal to the 20-day volume weighted trading price on the trading day immediately preceding November 28, 2018. A value of $225,530 (CAD$300,000) was attributed to the 106,383 common shares and has been included in capital stock. During 2018, the Company had drawn $6,548,461(CAD$8,935,000) of the available facility.

In March 2020, in connection with the acquisition of ASC and WordZ (note 4), the Company borrowed the remaining $4,566,945 (CAD$6,065,000) of the available facility. The fair value of this drawdown was $4,482,659. As part of this transaction, the Company and Crown entered into an amendment to the Debt Facility, pursuant to which 450,000 new common share purchase warrants were issued to Crown on January 31, 2020 and previously issued 450,000 common share purchase warrants were concurrently cancelled. The new warrants reflect a price per Share equal to CAD$2.06 (the “Exercise Price”) until expiry on November 28, 2023. As a result of this modification, the Company recorded $84,287 (CAD$111,387) reflecting the incremental fair value of the warrant associated with the amendment as a reduction in the carrying value of the note payable. Additionally, the Company incurred fees of $353,115 (CAD$450,000) associated with establishing the amended debt facility which are recorded as a reduction in the carrying value of the note payable. These fees remain unpaid and the long-term payable is added to the Company’s outstanding principal. These fees accrue interest at 10 percent and repayment is due on November 28, 2023.

The difference between the face value and ascribed value of the Crown Capital note payable is being accreted over the remaining life of the debt facility. Corresponding transaction costs were netted against the face value of the debt facility and are recognized as accretion and other financing expense over the term of the loan. During the year ended December 31, 2020, there was $313,112 recorded as accretion and other financing expense related to the note payable in the consolidated statements of loss and comprehensive loss (December 30, 2019 – $201,052).

In December 2020, the Company received a waiver from Crown Capital as at December 31, 2020. The waiver removed the Fixed Charge Coverage Ratio (FCCR) covenant and the test of FCCR is no longer required at December 31, 2020.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

9.	Long-term debt (continued)

Subsequent to year end, in March 2021, the Company received a waiver to remove the Fixed Charge Coverage Ratio covenant for all four quarters of 2021.

(b)	Unsecured Promissory Notes

Unsecured promissory notes have been issued to the former owners of acquired companies. As part of the acquisition of Transcription Express, the Company issued an unsecured promissory note to the former owners of Transcription Express with a face value of $1,666,227, bearing interest at 10% per annum. During the year ended December 31, 2019, the terms of the Transcription Express unsecured promissory note were amended with the principal and accrued interest to be paid monthly beginning on July 31, 2019 to the period ending April 30, 2021.

As part of the acquisition of HomeTech, the Company issued an unsecured interest-free promissory note to the former owners of HomeTech with a face value of $1,200,000, to be paid monthly for 60 months in equal installments of $20,000 beginning February 25, 2019 to the period ending January 25, 2024. The Company recorded the unsecured promissory note by discounting the principal amounts due using a market annual interest rate of 12%. The difference between the present value and the face value is being accreted over the term of the unsecured promissory notes

An additional note was issued to the former owners of WordZ with a face value of $1,200,000 bearing interest at 5% to be paid quarterly for 36 months beginning January 5, 2021 to the period ending October 5, 2023. The fair value of the unsecured promissory notes was determined on a market annual interest rate of 12%. The difference between the face value and the ascribed value of the notes is being accreted over life of the notes.

(c)	Convertible Notes

On November 28, 2018, the Company issued unsecured convertible notes with a face value of $1,000 bearing interest at a rate of 10% per annum for gross proceeds of $3,717,934 (CAD $4,954,988) maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.82 per share.

On December 20, 2018, the Company issued unsecured convertible notes with a face value of $1,000 bearing interest at a rate of 10% per annum for gross proceeds of $1,150,000 (CAD $1,551,925) maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.72 per share.

On May 7, 2019, the Company issued unsecured convertible notes with a face value of $1,000 bearing interest at a rate of 10% per annum for gross proceeds of $1,925,000 (CAD $2,594,016) maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.70 per share

During the year ended December 31, 2020, the Company entered into agreements (the “Amending Agreements”) with the holders of unsecured convertible notes (each, a “Note”) in the aggregate principal amount of approximately $6,792,934, granting the holders of such Notes (each a “Noteholder”) the option to convert the principal and the aggregate interest payable on their Notes from the date of issuance to the maturity date (the “Total Interest Payable”) into Shares at a conversion price of CAD$2.18 per Share (the “Conversion Option”). The modification of the convertible notes resulted in in a charge of $1,497,804 reflecting the incremental fair value of the reduced exercise price. This charge was recorded as a loss on repayment of long-term debt in the consolidated statements of loss and comprehensive loss.

Concurrent with their entry into the Amending Agreements, Noteholders holding all of the outstanding Notes exercised the Conversion Option during the year ended December 31, 2020. As a result of the exercise of the Conversion Option, the Company recognized $3,503,797 in interest expense reflecting interest charges from the date of the conversion through the maturity date. For the year ended December 31, 2020, the Company recognized a loss of $1,308,440 on the revaluation of the conversion feature liability (2019 – gain of $2,330,964).

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

9.	Long-term debt (continued)

The Corporation issued 6,785,651 common shares to settle its outstanding Notes having an aggregate principal amount of

$6,871,003, total interest payable of $4,296,999, and a loss on revaluation of conversion feature liability to the date of exercise of $1,260,360 for a total amount of $12,428,362 credited to share capital of the Company.

The minimum remaining principal repayments of debt under all agreements are as follows:

	Crown Capital	wordZXpresse d Inc.	Transcription Express VTB loan	HomeTech VTB loan	Total
2021	$-	$400,000	$280,531	$240,000	$920,531
2022	-	400,000	-	240,000	640,000
2023	12,123,615	400,000	-	240,000	12,763,615
2024	-	-	-	20,000	20,000
	$12,123,615	$1,200,000	$280,531	$740,000	$14,344,146

10	Capital stock

Common Shares

The Company’s authorized capital consists of an unlimited number of common shares with no par value. As at December 31, 2020, common shares of the Company were reserved as follows:

	Exercise Price (CAD)	Expiry dates	Number outstanding
Options	$1.20 – $4.20	January 2021 – December 2021	233,333
	$4.40 – $6.40	January 2022 – December 2022	97,000
	$2.84 - $6.00	January 2023 – December 2023	141,250
	$2.10 - $3.10	January 2024 – December 2024	250,350
	$3.13	January 2025 – December 2025	396,000
			1,117,933
Deferred share units	$1.20	N/A	66,667
Warrants	$2.60	January 2021	659,600
	$3.24	February 2021	14,278
	$2.06	November 2023	450,000
			1,123,878

On November 6, 2020, the Company announced a bought deal financing and issued 4,705,900 common shares at a price per share of CAD $4.25 per common share for aggregate gross proceeds of CAD $20,000,075 (US$15,378,058) and proceeds net of issuance costs were $13,747,345. This sale of shares and receipt of proceeds were completed on November 26, 2020.

Warrants

On March 4, 2020, VIQ announced that it was accelerating the vesting of 1,103,526 warrants (each a “Warrant”) exercisable to acquire common shares of the Company (each a “Common Share”), originally issued pursuant to private placements closing on November 28, 2018, December 20, 2018 and May 7, 2019. Pursuant to the terms of the Warrants (the “Warrant Certificates”), the Company has the right to accelerate the expiry date of the Warrants in the event that the closing price of the Common Shares on the TSX Venture Exchange is equal to or greater than CAD$2.68 for any ten (10) consecutive trading days (an “Acceleration Event”). During the year ended December 31, 2020, 1,154,759 warrants which were granted with the convertible debt issued on November 28, 2018, December 21, 2018 and May 7, 2019 were exercised (December 31, 2019 – 1,362,499) at the exercise price of CAD $2.14 and CAD $3.24 (December 31, 2019 – $2.14) for proceeds of $1,859,963 (December 31, 2019 - $2,196,277).

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

10.	Capital stock (continued)

During the year ended December 31, 2020, there were no warrants issued (December 31, 2019 – 1,715,778) and as at December 31, 2020, there were 1,123,878 warrants outstanding (December 31, 2019 – 2,519,600).

Stock Option Plan

The Company has an incentive stock option plan for its directors, officers, employees, and contractors. The Company's stock option plan allows for the granting of options (and Deferred Share Units as described below) up to an aggregate amount equal to 10% of the aggregate number of common shares of the Company outstanding. The options, which have a term not exceeding five years when issued, generally vest as follows:

•	1/3 at time of issue

•	1/3 after one year

•	1/3 after two years

As at December 31, 2020, the Company had 770,483 options (December 31, 2019 – 613,283) that had vested with a weighted average exercise price of CAD $2.84 per share (December 31, 2019 – CAD$2.62).

During the year ended December 31, 2020, there were 396,000 stock options granted to directors, officers, employees, and contractors (December 31, 2019 – 257,850). During the year ended December 31, 2020, 92,500 options were exercised (December 31, 2019 – 67,860) for proceeds of $83,566 (December 31, 2019 – $59,631). SARS were exercised for the equivalent value of the stock options exercised. There were no stock options forfeited during the year ended December 31, 2020 (December 31, 2019 – 50,000). There were 53,667 stock options that were expired during the year ended December 31, 2020 (December 31, 2019 – 250)

The following information applies to stock options outstanding and exercisable at December 31, 2020:

Range of exercise prices (CAD)	Options outstanding	Weighted average remaining contractual life	Weighted average exercise price (CAD)	Options exercisable	Weighted average exercise price (CAD)
$1.20 – $1.30	140,000	0.3 years	$1.26	140,000	$1.26
$2.10 – $4.20	93,333	0.5 years	$2.70	93,333	$2.70
$4.40 – $6.40	97,000	1.4 years	$4.92	97,000	$4.92
$2.84 - $6.00	141,250	2.8 years	$3.28	141,250	$3.28
$2.20 - $3.10	250,350	3.5 years	$2.44	166,900	$2.44
$3.13	396,000	4.3 years	$3.13	132,000	$3.13
	1,117,933	2.9 years	$2.88	770,483	$2.84

Deferred Share Units Plan

In 2015, the Company established a Deferred Share Units (“DSU”) Plan to provide non-employee directors to participate in the long-term success of the Company. DSUs are fully vested upon being granted.

The Board of Directors may grant DSUs (and the number of options to purchase shares described above) up to a maximum of 10% of common shares outstanding and up to a maximum of 100,000 units.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

10.	Capital stock (continued)

Maximum allowable grants under the Stock Option and DSU plans in aggregate as at December 31, 2020 were 2,359,143 (December 31, 2019 – 1,085,261) of which 1,117,933 were outstanding stock options and 66,667 were outstanding DSUs for a total of 1,184,600 (December 31, 2019 – 934,767).

The Company did not grant any DSU’s to Directors of the Company during the year ended December 31, 2020 (2019 – nil).

Share Appreciation Rights Plan

In 2015, the Company established a Share Appreciation Rights (“SAR”) plan for its Service Providers (as defined in VIQ’s SAR plan). The Company's SAR plan provides incentive compensation, based on the appreciation in the value of the Company’s shares, to the service providers, thereby providing additional incentive for their efforts in promoting the continued growth and success of the business of the Company. During the year ended December 31, 2018, the Company amended the outstanding SARs to extend the expiry of the SARs from December 31, 2018 to July 15, 2020, the date the SARs plan will expire. The aggregate number of units in respect of which SARs have been granted and not yet exercised, shall not at any time exceed 10% of the aggregate number of shares that are then issued and outstanding. The SAR units, which have a term not exceeding five years when granted, generally vest as follows:

•	1/3 at time of issue

•	1/3 after one year

•	1/3 after two years

At any time on or after the date when the trading price of one share is equal to or exceeds four times the fair value of one SAR unit at the grant date, the Company shall be entitled to require the disposition of the vested SAR units by the grantee to the Company, by the Company paying the bonus in cash to the grantee.

The value of each SAR unit when issued is based on the market price of the Company's stock on the date of grant. At the end of December 31, 2017, the Company amended the SARs plan by placing a limit on the appreciated value of the Company’s shares within the SARs plan to limit the overall liability. At December 31, 2019, 188,990 outstanding SARs units were fully vested. As at December 31, 2020, 188,990 of the fully vested outstanding SARs units were exercised and a corresponding share appreciation rights plan obligation of $126,503 has been recognized in the consolidated statement of financial position to reflect the outstanding cash settlement.

11.	Stock-based compensation

The total compensation expense relating to the value assigned to the stock options granted to directors, officers, employees and contractors for the year ended December 31, 2020 was $461,509 (2019 - $299,587) which was included in the stock base compensation expense with a corresponding charge to contributed surplus.

During the year ended December 31, 2020, $263,807 (2019 – gain $104,474) was included in stock base compensation expense with a corresponding entry to share appreciation rights plan obligation relating the value assigned to the SARS granted to directors, officers, and employees.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

12.	Net loss per share

	Year ended December 31,
	2020	2019
Numerator for basic and diluted net loss per share:
Net loss for the year	$(11,145,306)	$(4,524,198)
Denominator for basic net loss per share:
Weighted average number of common shares outstanding	18,080,533	9,752,131
Effect of potential dilutive securities	–	–
Adjusted denominator for diluted net loss per share	18,080,533	9,752,131
Basic net loss per share	$(0.62)	$(0.46)
Diluted net loss per share	$(0.62)	$(0.46)

For the year ended December 31, 2020, 2,308,478 of potentially dilutive common shares (December 31, 2019 – 7,017,894) issuable upon the exercise of the conversion option related to convertible debt, warrants, deferred share units, and options were not included in the computation of loss per share because their effect was anti-dilutive.

The December 31, 2019 weighted average number of common shares outstanding and corresponding net loss per share has been updated due to an immaterial error.

13.	Supplemental cash flow information

Components of the net change in non-cash working capital are as follows:

	Year ended December 31,
	2020	2019
Trade and other receivables	$(316,778)	$(234,649)
Inventories	18,473	(5,932)
Prepaid expenses	(53,416)	(38,505)
Trade and other payables	(40,937)	(644,442)
Contract liabilities and taxes	(380,629)	87,697
Total	$(773,287)	$(835,831)

Other supplemental cash flow information as follows:

	Year ended December 31,
	2020	2019
Cash received for interest	$1,068	$1,340
Cash paid for interest	1,105,298	780,892

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

14.	Segmented financial information

The Company has determined it has two reportable business segments namely technology and related revenue and technology services. The technology segment, develops, distributes and licenses computer-based digital solutions based on its proprietary technology; and the technology service segment, provides recording and transcription services.

The Company’s reportable segments are strategic business segments that offer different products and/or services. These business segments work on different business models and operate autonomously. The Company does not segregate sales and associated costs by individual technology products. Accordingly, segmented information on revenue and associated costs is only provided for the full line of software solutions currently offered by the Company.

The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer are the operating decision maker and regularly reviews our operations and performance by segment. They review segment gain (loss) as the key measure of profit for the purpose of assessing performance of each segment and to make decisions about the allocation of resources.

Financial information by reportable business segment is as follows:

	Year ended December 31, 2020
	Technology and related revenue	Technology services	Corporate	Total
Consolidated income (loss)
Revenue	$3,201,837	$28,547,856	$–	$31,749,693
Gross profit	2,169,414	13,980,842	–	16,150,256
Selling and administrative expenses	6,012,270	4,606,557	416,075	11,034,902
Stock-based compensation	–	–	725,316	725,316
Research and development expenses	1,074,178	–	–	1,074,178
Depreciation and amortization	2,429,329	2,829,914	–	5,259,243
Foreign exchange gain	(65,303)	(67,003)		(132,306)
Interest, accretion and other financing expense	26,746	–	6,124,720	6,151,466
Other income	(25)	(10,348)	–	(10,373)
Loss on revaluation of conversion feature liability	–	–	1,308,440	1,308,440
Gain on contingent consideration	–	(946,503)	–	(946,503)
Impairment of intangibles	–	2,258,369	–	2,258,369
Loss on repayment of long-term debt	–	–	1,497,804	1,497,804
Business acquisition costs	–	–	19,058	19,058
Current income tax expense	–	106,986	–	106,986
Deferred income tax expense (recovery)	61,879	(1,112,897)	–	(1,051,018)
Segment income (loss)	(7,369,660)	6,315,767	(10,091,413)	(11,145,306)
Consolidated balance sheet
Total segment assets	$18,908,266	$23,811,393	–	$42,719,659
Total segment current liabilities	2,411,430	5,948,073	126,503	8,486,006
Total segment non-current liabilities	–	2,993,328	11,093,401	14,086,729

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

14.	Segmented financial information (continued)

	Year ended December 31, 2019
	Technology and related revenue	Technology services	Corporate	Total
Consolidated income (loss)
Revenue	$3,461,060	$21,635,248	$–	$25,096,308
Gross profit	1,799,404	9,020,583	–	10,819,987
Selling and administrative expenses	1,397,310	4,576,823	2,980,379	8,954,512
Stock-based compensation	–	–	195,113	195,113
Research and development expenses	994,640	–	–	994,640
Depreciation and amortization	1,555,543	1,946,886	–	3,502,429
Foreign exchange (gain) loss	660,482	(443,442)	–	217,040
Interest, accretion and other financing expense	29,918	2,436,720	–	2,466,638
Gain on revaluation of conversion feature liability	–	–	(2,330,964)	(2,330,964)
Other (income) expense	–	(1,340)	762,575	761,235
Business acquisitions costs	–	–	484,387	484,387
Tax expense (recovery)	(18,978)	118,133	–	99,155
Segment income (loss)	(2,819,511)	386,803	(2,091,490)	(4,524,198)
Consolidated balance sheet
Total segment assets	$6,051,627	$14,717,172	$–	$20,768,799
Total segment current liabilities	2,360,626	3,114,908	2,485,882	7,961,416
Total segment non-current liabilities	–	6,995,679	3,601,182	10,596,861

Property and equipment are located in the following countries:

	December 31, 2020	December 31, 2019
Canada Australia	$120,511	$94,023
	95,324	17,564
	$215,835	$111,587

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

15.	Revenue

The Company generates revenue primarily from the delivery of technology transcription services to its customers. Revenue from contracts with customers is disaggregated by primary geographical market, major products and services and timing of revenue recognition. The table also includes a reconciliation of the disaggregated revenue with the Company’s reportable segments (note 14).

Primary geographical markets	Year ended December 31,
	2020	2019
United States	$22,180,946	$14,484,717
Australia	8,531,854	9,042,475
United Kingdom	611,666	1,240,068
Canada	305,166	275,066
Other	120,061	53,982
Total	$31,749,693	$25,096,308

Major products / service lines	Year ended December 31,
	2020	2019
Technology services	$28,190,993	$21,013,483
Software licenses	1,013,854	272,513
Support and maintenance	1,519,424	2,263,952
SaaS	42,662	103,739
Professional services	288,597	390,021
Hardware	657,711	715,027
Other	36,452	337,573
Total	$31,749,693	$25,096,308

The Company had one customer who contributed greater than 10 percent of consolidated total revenues during the year ended December 31, 2020 (December 31, 2019 – two customers). During the year, this customer comprised 11.3 percent of consolidated revenue (December 31, 2019 – 26 percent).

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

16.	Expenses by nature

Expenses incurred by nature are as follows:

	Year ended December 31
	2020	2019
Employee and contractor expenses (note 17)	$22,682,199	$19,509,742
Inventory, materials and other cost of sales	1,043,844	940,685
Depreciation and amortization	5,259,235	3,502,429
Facilities	279,028	301,859
Professional and consulting fees	1,566,224	1,031,364
Investor relations and other shareholder expenses	288,778	305,527
Bad debt	18,116	114,237
Marketing and advertising/promotion expenses	226,104	162,848
Software license and IT expenses	1,318,239	278,966
Telephone and internet	260,634	514,006
Travel	78,467	376,477
Insurance	103,702	126,709
Office, administrative, and other operating expenses	568,506	758,166
Foreign exchange (gain) loss	(132,306)	217,040
Total	$33,560,770	$28,140,055

17.	Employee benefit expense

Expenditures for employee benefits are as follows:

	Year ended December 31,
	2020	2019
Salaries and wages and employee benefits	$11,060,315	$10,985,999
Contract labour	9,818,222	7,760,273
Stock-based compensation	725,316	195,113
Other staff expense	1,078,346	568,357
Total	$22,682,199	$19,509,742

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

18.	Right of Use Assets

Details of the Company’s right of use assets are the following:

	Balance January 1, 2020	Additions	Disposals	Foreign exchange	Balance December 31, 2020
Cost
Buildings	$1,048,596	$56,925	$(44,725)	$44,758	$1,105,554
Equipment	36,268	-	-	-	36,268
	$1,084,864	$56,925	$(44,725)	$44,759	$1,141,822
Accumulated depreciation
Buildings	$426,516	$333,725	$(22,363)	$72,417	$810,295
Equipment	11,302	10,659	-	-	21,961
	$437,818	$344,384	$(22,363)	$72,417	$832,256
Net book value	$647,046				$309,566

	Balance January 1, 2019	Additions	Foreign exchange	Balance December 31, 2019
Cost
Buildings	$-	$1,036,158	$12,438	$1,048,596
Equipment	-	36,268	-	36,268
	$-	$1,072,426	$12,438	$1,084,864
Accumulated depreciation
Buildings	$-	$424,090	$2,426	$426,516
Equipment	-	11,302	-	11,302
	$-	$435,392	$2,426	$437,818
Net book value	$-			$647,046

19.	Lease obligations

Below is a summary of the activity related to our lease liabilities for the year ended December 31, 2020 and 2019:

	Year ended December 31
	2020	2019
Lease obligations, January 1, 2020	$689,644	$1,072,426
Additions	12,199	-
Disposals	(67,787)	-
Interest on lease liabilities	53,549	86,470
Interest payments on lease liabilities	(53,549)	(86,470)
Principal payments of lease liabilities	(338,276)	(392,969)
Adjustments	(33,869)	(3,328)
Foreign exchange difference	24,550	13,515
Lease obligations, December 31, 2020	$354,199	$689,644

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

19.	Leases (continued)

The Company and its subsidiaries have entered into agreements to lease office premises until 2025. The annual rent expenses for premises consist of minimum rent and does not include variable costs. The minimum payments under all agreements are as follows:

2021	$124,223
2022	114,962
2023	98,698
2024	73,075
2025	62,711
$473,669

20.	Income taxes

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% (2019 - 26.5%) to the effective tax rate is as follows:

	2020	2019
Net loss before income taxes	$(12,089,338)	$(4,425,043)
Expected income tax (recovery)	(3,203,675)	(1,172,636)
Difference in foreign tax rates	202,331	-
Share based compensation and non-deductible expenses	(114,257)	(202,553)
Prior year true-ups	75,227	119,972
Tax rate changes and other adjustments	2,210	(15,933)
Recognition of previously unrecognized deferred tax assets	(317,387)	-
Foreign exchange translation adjustment	-	(172,081)
Change in tax benefits not recognized	2,411,519	1,542,386
Income tax expense	$(944,032)	$99,155

The Company’s income tax expense (recovery) is allocated as follows:

	2020	2019
Current income tax expense	$106,986	$93,580
Deferred income tax expense	(1,051,018)	5,575
Income tax expense (recovery)	$(944,032)	$99,155

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

20.	Income taxes (continued)

The significant components of deferred tax assets are as follows:

	2020	2019
Non-capital losses carried forward	$154,406	$183,530
Intangible assets	59,668	61,214
Right of use assets	-	174,264
Reserves	1,227,868	180,927
Deferred tax assets	$1,441,942	$599,935
Intangible assets	(43,564)	(98,364)
Right of use assets	-	(171,234)
Other	(17,023)	-
Deferred tax liabilities	(60,587)	(269,598)
Net deferred tax assets	$1,381,355	$330,337

The following tables present tax effects of temporary differences and carry-forwards, as well as movements in the deferred tax balances:

	Balance at December 31, 2019	Recognized in profit and loss	Other	Balance at December 31, 2020
Deferred tax assets (liabilities):
Non-capital losses carried forward	183,530	(29,124)	-	154,406
Intangible assets	(37,150)	53,254	-	16,104
Right of use assets	3,030	(3,030)	-	-
Reserves	180,927	1,046,941	-	1,227,868
Other	-	(17,023)	-	(17,023)
	$330,337	$1,051,018	$-	$1,381,355

	Balance at	Recognized		Balance at
	January 1,	in profit		December
	2019	and loss	Other	31,2019
Deferred tax assets (liabilities): Non-capital losses carried forward	267,137	(83,607)	-	183,530
Intangible assets	(110,373)	73,223	-	(37,150)
Right of use assets	-	3,030	-	3,030
Reserves	182,481	(1,554)	-	180,927
Other	-	3,333	(3,333)	-
	$339,245	$(5,575)	$(3,333)	$330,337

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

20.	Income taxes (continued)

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

2020
Property and equipment	633,070
Intangible assets	3,762,917
Share issuance costs – 20(1)(e)	318,920
Non-capital losses carried forward – Canada	16,387,380
Non-capital losses carried forward – US	344,750
Capital losses carried forward – Canada	345,288
Capital losses carried forward – Australia	570,372
Investment tax credits	595,160
SR&ED pool	1,862,140
Share appreciation rights plan obligations	153,638
Ontario SR&ED credit	92,195
Contract liabilities	412,831
Lease obligations	19,888
Unrealized foreign exchange	674,146
26,172,695

The Company has available Canadian non-capital losses of approximately $16,387,380 and capital losses of approximately $345,288. The net capital loss carry-forward may be carried forward indefinitely, but can only be used to reduce capital gains. These Canadian non-capital income tax losses expire between the years 2026 to 2040.

During the year ended December 31, 2020, the Company utilized Canadian loss carry-forwards of approximately $nil (2019 - $nil) to reduce taxable income in the current year.

The Company also has investment tax credits available to reduce future federal taxes payable of approximately $595,160 which expire between years 2025 to 2034.

The effective and statutory tax rate in the Company’s Australian subsidiaries is 27.5% (2019 – 27.5%). These subsidiaries have capital losses of approximately $570,372 (2019 – $245,455) available to offset future taxable capital gains. These losses do not expire.

The Company’s US subsidiaries have non-capital losses of approximately $344,750 available to reduce future taxable income. These losses do not expire.

Unrecognized deferred tax liabilities

The aggregate amount of temporary differences associated with investments in subsidiaries for which the Company have not recognized deferred tax liabilities is approximately $1,600,000 as the Company ultimately controls whether the liability will be incurred and is satisfied that it will not be incurred in the foreseeable future.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

21.	Risk management for financial instruments

Fair values

The estimated fair values of cash, trade and other receivables, restricted cash, trade and other payables, and share appreciation rights plan obligations approximate their carrying values due to the relatively short-term nature of the instruments. The estimated fair values of current and long-term debt and obligations under finance lease also approximate carrying values due to the fact that effective interest rates are not significantly different from market rates.

Fair value measurements recognized in the consolidated balance sheets must be categorized in accordance with the following levels:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s financial instruments carried at fair value on the consolidated balance sheets consist of cash and restricted cash. Cash and restricted cash are valued using quoted market prices (Level 1). Share appreciation rights and the conversion feature derivative liability are categorized using observable market inputs (Level 2). The Company did not value any financial instruments using valuation techniques based on non-observable market inputs (Level 3) as at December 31, 2020.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s approach in managing liquidity is to ensure, to the extent possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, by continuously monitoring actual and budgeted cash flows.

The Company has sustained losses over the last number of periods and has financed these losses mainly through a combination of equity and debt offerings. Management believes that it has raised sufficient cash to meet all of its contractual debt that is coming due in 2021 and has the ability to fund any operating losses that may occur in the upcoming periods.

The table below summarizes the Company’s contractual obligations into relevant maturity groups at the balance sheet date based on the expected contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows for operations:

	2021	2022	2023	2024	2025	Total
Trade and other payables and accrued liabilities obligations	$5,305,600	$–	$–	$–	$–	$5,305,600
Share appreciation rights plan	126,503	–	–	–	–	126,503
Lease obligations	124,223	114,962	98,698	73,075	62,711	473,669
Contingent consideration	1,758,656	1,505,080	782,990			4,046,726
Crown Capital debt	304,746	–	12,123,615	–	–	12,428,361
wordZXpressed SBA loan	214,307	45,923	–	–	–	260,230
wordZXpressed loan	400,000	400,000	400,000	–	–	1,200,000
Transcription Express VTB loan	280,531	–	–	–	–	280,531
HomeTech VTB loan	240,000	240,000	240,000	20,000	–	740,000
Total	$8,754,566	$2,305,965	$13,645,303	$93,075	$62,711	$24,861,620

Credit risk

Credit risk arises from the potential that a customer or counterparty will fail to perform its obligations. The Company is exposed to credit risk from its customers; however, the Company has a significant number of customers, minimizing the concentration of credit risk. Further, a large majority of the Company’s customers are economically stable organizations such as government agencies or departments with whom the Company transacts with on a regular basis, further reducing the overall credit risk.

Historically, the Company has suffered losses under trade receivables. In order to minimize the risk of loss from trade

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

21.            Risk management for financial instruments (continued)

receivables, the Company’s extension of credit to customers involves review and approval by senior management and conservative credit limits for new or higher risk accounts.

The Company reviews its trade receivable accounts regularly and writes down these accounts to their expected realizable values, by making an allowance for expected credit losses, as soon as the account is determined not to be fully collectible. The allowance is recorded as an expense in the consolidated statements of loss and comprehensive loss. Shortfalls in collections are applied against this provision. Estimates for allowance for expected credit losses are determined by a customer-by-customer evaluation of collectability at each balance sheet reporting date, taking into account the amounts that are past due and any available relevant information on the customers’ liquidity and going concern issues. Normal credit terms for amounts due from customers call for payment within 30 to 60 days.

The Company’s exposure to credit risk for trade receivables by geographic area was as follows:

	December 31, 2020	December 31, 2019
United States	65%	54%
Australia	17%	33%
United Kingdom	16%	11%
Canada	0%	1%
Rest of world	2%	1%
	100%	100%

The Company is subject to risk of non-payment of accounts receivable. The Company mitigates credit risk by assessing the credit worthiness of customers prior to extending credit and monitoring the aging and size of credit extended to customers. All of the Company’s cash is held with major financial institution and thus the exposure to credit risk is considered insignificant. Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to trade receivables.

The following is a breakdown of trade receivables aging, net of allowance of doubtful accounts:

	December 31, 2020	December 31, 2019
0 to 30 days	$2,902,154	$2,286,445
31 to 60 days	661,408	636,975
61 to 90 days	487,560	51,222
91 days and older	424,629	194,903
	$4,475,751	$3,169,545

At December 31, 2020, the for allowance for doubtful accounts recorded against trade receivables is $123,338 (2019 - $902,215). The activity of the allowance for doubtful accounts provision is as follows:

	December 31, 2020	December 31, 2019
Beginning of year	$902,215	$769,930
Add: provision for allowance for doubtful accounts	18,116	114,237
Less: write-offs	(815,817)	–
Foreign exchange adjustments	18,824	18,048
Expected credit loss – end of year	$123,338	$902,215

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

21.	Risk management for financial instruments (continued)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company’s interest rate risk is primarily related to the Company’s interest-bearing debts on its consolidated balance sheet. The Company does not have a material amount of long-term debt with variable interest rates, thereby minimizing the Company’s exposure to cash flow interest rate risk.

Foreign currency risk

Foreign currency risk arises because of fluctuations in exchange rates. The Company conducts a significant portion of its business activities in foreign currencies, primarily the U.S. and Australian dollars and Great Britain pounds with a large portion of the Company’s sales and operating costs being realized in these foreign currencies. The Company’s objective in managing its foreign currency risk is to minimize its net exposure to foreign currency cash flows by transacting, to the greatest extent possible, with third parties in Canadian, U.S. and Australian dollars.

The financial assets and liabilities that are denominated in foreign currencies will be affected by changes in the exchange rate between the United States dollar and these foreign currencies. This primarily includes cash, restricted cash, trade and other receivables, trade and other payables, provisions and obligations under finance lease which were denominated in foreign currencies.

The Company’s Australian subsidiaries have a majority of revenue and expenses being transacted in Australian dollars. As of December 31, 2020, fluctuations of the Australian dollar relative to the United States dollar of 5% would result in an exchange gain or loss on the net financial assets, impacting the Company’s comprehensive income by approximately $58,000 (2019 –$1,000).

The Company’s computer products and services operations are exposed to exchange rate changes in the U.S. dollar relative to the Canadian dollar since a substantial portion of this business unit’s sales are denominated in U.S. dollars with most of the related expenses in Canadian dollars. A 5% fluctuation of the U.S. dollar would result in an exchange gain or loss on the net financial assets of approximately $78,000 (2019 – $33,000) as at December 31, 2020.

The Company’s computer products and services operations are exposed to exchange rate changes in the Great Britain pound relative to the United States dollar since a portion of this business unit’s sales are denominated in Great Britain pounds with most of the related expenses in United States dollars. A fluctuation of the Great Britain pound of 5% would result in an exchange gain or loss on the net financial assets of approximately $23,000 (2019 – $nil) as December 31, 2020.

The Company does not currently use foreign exchange contracts to hedge its exposure of its foreign currencies cash flows as management has determined that this risk is not significant at this point in time. The Company recognized a foreign exchange gain from operations of $132,306 for the year ended December 31, 2020 (2019 – foreign exchange loss of $217,040).

Capital management

The Company considers its capital structure to consist of shareholders’ equity, long-term debt and convertible debt. The Company’s objective in managing capital is to ensure sufficient liquidity to pursue its organic growth strategy, fund research and development and undertake selective acquisitions, while at the same time taking a conservative approach toward financial leverage and management of financial risk.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

22.	Related party transactions

Key management personnel are comprised of the Company’s directors and executive officers. In addition to their salaries, key management personnel also participate in the Company’s share option program (note 11), DSU plan, SAR plan. Key management personnel compensation for the year ended December 31, 2020 and December 31, 2019 is as follows:

	2020	2019
Salaries and short-term employee benefits (i)	$1,141,349	$1,018,166
Stock-based compensation	491,638	106,959
	$1,632,987	$1,125,125

(i)	Short-term employee benefits include bonuses and car allowances

Subsequent to the year ended December 31, 2020, the Company granted a non-revolving executive loan (the “Executive Loan”) to Sebastien Paré, President, Chief Executive Officer and a director of the Company in the aggregate amount of $518,431 (CAD$657,838) to: (i) facilitate Mr. Paré exercise of certain vested outstanding stock options; and (ii) facilitate Mr. Paré repaying certain indebtedness incurred in connection with Mr. Paré previous exercise of convertible securities of the Company. The Executive Loan matures on February 10, 2028 and bears interest at a rate of 1.0% per annum. The Executive Loan is secured by a pledge of 175,000 common shares in the capital of the Company held by Sebastien Paré in favor of the Company (the “Share Pledge”). Pursuant to the terms of the Share Pledge, Mr. Paré has agreed to comply with certain covenants in favor of the Company.

23.	Other income (expense)

During the year ended December 31, 2020, there was a gain on disposal of $3,042 related to the termination of operating lease due to migration to remote workforce. Other income of $5,454 of was recorded related to an allowance for doubtful account that was written off and later collected, $1,068 of interest income, and $809 of miscellaneous income resulting in an aggregate total of $10,373 was recorded in the statements of loss and other comprehensive loss during the year ended December 31, 2020.

On January 31, 2019, the Company entered into an agreement to settle certain outstanding fees owed to an arm’s length service provider. Pursuant to such agreement, the Company issued 659,600 units (each a “Unit”) in satisfaction of $1,000,000 (CAD$1,319,200) based on the Bank of Canada Exchange Rate on January 30, 2019 of fees owed to such service provider. Each Unit is comprised of one common share and one common share purchase warrant. The common share purchase warrants are exercisable for a period of two years from the date of issuance at an exercise price of CAD $2.60 per share. The Company calculated the fair value of the units to be $1,766,227 and the difference of $762,575 is recorded in other expense on the statements of loss and other comprehensive loss for 2019. Offsetting the amount, there was interest income of $1,340 for the year ended December 31, 2019.

24.	Subsequent events

The Company received proceeds of approximately $2,307,000 from the exercise of 1,123,878 warrants and 178,333 stock options in January and February of 2021. The exercise prices of the warrants ranges from C$2.06 to $3.24 and the exercise prices of the stock options ranges from C$1.20 to C$2.20.